Genesee & Wyoming Announces Agreement to Acquire the Maryland Midland Railway

GREENWICH, Conn., October 22, 2007 /PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that it has entered into an agreement to acquire 87.4% of Maryland Midland Railway, Inc. (Maryland Midland) for cash consideration of approximately $29.1 million, with adjustments for working capital at the time of closing. The transaction is subject to customary closing conditions, including receipt of regulatory approvals and Maryland Midland stockholder approval. GWI has secured voting agreements from the requisite number of Maryland Midland stockholders needed to approve the transaction, which is expected to close during the fourth quarter of 2007.

Headquartered 50 miles northwest of Baltimore, the Maryland Midland operates over 63 miles of track between Glyndon and Highfield, Maryland (near the Pennsylvania border), and between Walkersville and Taneytown, Maryland. Maryland Midland has 30 employees, 10 locomotives and is an interline carrier with CSX.

The Maryland Midland carries approximately 16,000 carloads per year, with roughly 90% of its traffic in the cement and stone industries. The railroad’s largest customer is Lehigh Cement’s recently upgraded facility in Union Bridge, Maryland. Lehigh is currently the largest stockholder of the railroad and will retain its 12.6% ownership.

The Maryland Midland is located approximately 40 miles from GWI’s York Railway in southeastern Pennsylvania. GWI expects the acquisition will be immediately accretive to its earnings per share.

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“The Maryland Midland is an excellent short line railroad and a good geographic fit with our York operations,” said GWI Chief Executive Officer John C. Hellmann. “This proximity lends itself to efficiencies that make the financial combination attractive. The Maryland Midland’s customer base is highly competitive in the U.S. cement and aggregates market, and we look forward to providing quality customer service for the long term.”

GWI is a leading owner and operator of short line and regional freight railroads in the United States, Canada and Australia and owns a minority interest in a railroad in Bolivia. Operations currently consist of 47 railroads organized in nine regions, including service at 12 U.S. ports, contract coal loading and industrial switching. GWI operates more than 5,700 miles of owned and leased track and approximately 3,500 additional miles under track access arrangements.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, the consummation of the proposed acquisition transaction; economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments; increased competition in relevant markets; funding needs and financing sources; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” variations of these words and similar expressions are intended to identify these forward-looking statements. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI’s Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward looking statements contained in this press release.

Contact:
Michael Williams, Director of Corporate Communications
Genesee & Wyoming
(203) 629 – 3722
Web site: http://www.gwrr.com